EXHIBIT 5.1

[Letterhead of Cleary Gottlieb Steen & Hamilton LLP]

January 11, 2013

American Express Company
200 Vesey Street
New York, New York 10285

Ladies and Gentlemen:

                    We have acted as special counsel to American Express Company, a New York corporation (the “Company”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), with respect to up to $1,274,725,000 aggregate principal amount of the Company’s 2.650% Senior Notes due 2022 and up to $1,052,459,000 aggregate principal amount of the Company’s 4.050% Senior Notes due 2042 (together, the “Exchange Notes”) to be offered in exchange for the Company’s outstanding 2.650% Senior Notes due 2022 and 4.050% Senior Notes due 2042, respectively, originally issued on December 3, 2012 and December 13, 2012 (together, the “Initial Notes”). The Exchange Notes will be issued under an indenture dated as of December 3, 2012 (the “Indenture”) between the Company and The Bank of New York Mellon, as trustee (the “Trustee”).

                    In arriving at the opinion expressed below, we have reviewed the following documents:

(a) the Registration Statement;

(b) an executed copy of the Indenture; and

(c) the form of the Exchange Notes.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

                    In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified (i) the accuracy as to factual matters of each document we have reviewed and (ii) that the Exchange Notes will conform to the form thereof that we have reviewed and will be duly authenticated in accordance with the terms of the Indenture.

                    Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that when the Exchange Notes, in the form that we have reviewed, have been duly executed by the Company and authenticated by the Trustee in accordance with the terms of the Indenture, and duly issued and delivered by the Company in exchange for an equal principal amount of Initial Notes, the Exchange Notes will be the valid, binding and enforceable obligations of the Company, entitled to the benefits of the Indenture.

                    Insofar as the foregoing opinion relates to the validity, binding effect or enforceability of any agreement or obligation of the Company, (a) we have assumed that the Company and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Company regarding matters of the federal law of the United States of America or the law of the State of New York that in our experience normally would be applicable to general business entities with respect to such agreement or obligation) and (b) such opinion is subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.

                    The foregoing opinion is limited to the federal law of the United States of America and the law of the State of New York.

                    We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm in the Registration Statement and the related prospectus under the caption “Validity of the Exchange Notes.” In giving this consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement, including this Exhibit, within the meaning of the term “expert” as used in the Securities Act or the rules and regulations of the Commission issued thereunder. The opinion expressed herein is rendered on and as of the date hereof, and we assume no obligation to advise you, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By	/s/LESLIE N. SILVERMAN

Leslie N. Silverman, a Partner